MANAGEMENT DISCUSSION SECTION
Operator: Greetings and welcome to the Dot Hill Systems Corporation First Quarter 2008 Earnings Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]
It is now my pleasure to introduce your host, Ms. Kirsten Garvin, Director of Investor Relations. Thank you, Ms. Garvin. You may begin.
Kirsten Garvin, Director of Investor Relations

Thank you, operator. Hello, everyone. My name is Kirsten Garvin and I am Dot Hill’s Director of Investor Relations. I’d like to welcome everyone joining us on the phone and through our webcast to Dot Hill’s conference call for the first quarter of 2008. A press release detailing our first quarter 2008 financial results was issued earlier today and can be viewed on the Dot Hill website at investors.dothill.com.
I would like to remind all of our shareholder that Dot Hill’s Annual Meeting will take place tomorrow May 9th at 8.30 am Pacific time at our corporate headquarters in Carlsbad, California. The meeting will be webcast for those shareholders that are unable to attend in person, and there is link on our website which will direct you directly to the webcast. With me today are Dot Hill’s President and Chief Executive Officer, Dana Kammersgard, and Chief Financial Officer, Hanif Jamal.
Before we begin, I would like to inform everyone that certain statements made during this call regarding matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the statements. To learn more about such risks and uncertainties, you should read the risk factors set forth in the Form 10-K recently filed by Dot Hill. All forward-looking statements made during this call speak only as of the time they are made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after they are made.
At this time, I’d like to turn the call over to Dot Hill’s CFO, Hanif Jamal.
Hanif I. Jamal, Senior Vice President and Chief Financial Officer

Thank you, Kirsten, and thank you all for joining us on the call. Today, I will be providing details on the company’s first quarter 2008 financial results, as well as earnings guidance for the second quarter of 2008.
As you might remember from our last earnings call, I indicated that the Q1 ’08 guidance we provided was on a non-GAAP basis and excluded the impact associated with the issuance of a warrant to HP, share based compensation expense, foreign currency translation gains or losses, severance costs and restructuring charges.
Consequently, I will present our Q1 ’08 financial information on both a GAAP and non-GAAP basis, as it provides analysts and shareholders with a more comparable and recurring measurement of revenues and earnings. For a GAAP versus non-GAAP comparison, please refer to the reconciliation table of non-GAAP measures as well as an explanation of non-GAAP financial measures included in Dot Hill’s press release issued earlier today.
Let me now share with you our Q1 ’08 results. For the first quarter of 2008, Dot Hill posted net revenue of $52.8 million, which includes a reduction of revenue of $2.3 million associated with the warrant issued to Hewlett-Packard and compares to $53.4 million for the first quarter of 2007 and $51.8 million for the fourth quarter of 2007.
Excluding the reduction in revenue item, net revenue for the first quarter of 2008 was $55.1 million on a non-GAAP basis. This exceeded the guidance revenue of 48 to $52 million that the company provided on March 13th, 2008. Net loss was $6.1 million for the first quarter of 2008 or $0.13 per fully diluted share. This compares to a net loss of $6 million for the first quarter of 2007 or $0.13 per fully diluted share, and a net loss of $46.4 million for the fourth quarter of 2007 or $1.01 per fully diluted share, which included a non-cash goodwill impairment charge of $40.7 million.
Included in the Q1, ’08 net loss figures was the warrant issued to Hewlett-Packard of $2.3 million, a $3.8 million legal settlement benefit, a $0.3 million currency gain, a $0.7 million in share based compensation expense, and $0.3 million in severance costs largely associated with the closure of our offices in the Netherlands.
On a non-GAAP basis after adjusting for the items just mentioned net loss was $7 million or $0.15 per fully diluted share and was within the 15 to $0.19 net loss per share range issued by the company on March 13th, 2008.
Gross margin for the first quarter of 2008 was 7.9% as compared to Q1, ’07 gross margin of 12.5% and Q4, ’07 gross margin of 12.2%. The decrease in gross margin percentage on a year-over-year and sequential basis was due primarily to the reduction in revenue associated with the warrant issued to Hewlett-Packard and secondarily to a change in the product sales mix, as our revenues to Sun have decreased over the past year, while at the same time our shipments to NetApp and our Series 2000 customers have increased.
Adjusting our Q1 ’08 results for the reduction in revenue, share based compensation expenses and severance costs, non-GAAP gross margin percentage was 12%. In Q2 ’08 we expect gross margin to remain at or slightly below the same level as Q1 ’08 on a non-GAAP basis due to anticipated product sales mix changes.
Now, let me discuss operating expenses. Total operating expenses for the fist quarter of 2008 were $10.9 million as compared to $13.7 million for the first quarter of 2007 and $54.3 million for the fourth quarter of 2007, which include a $40.7 million total impairment charge. Included in the Q1 ’08 figures was a benefit of $3.8 million associated with legal settlement, approximately $0.7 million in share based compensation expense; $0.3 million in severance expenses and a currency gain of $0.3 million.
For the first quarter of 2008, research and development costs were $7.4 million as compared to $6.1 million for the first quarter of 2007 and $5.9 million for the fourth quarter of 2007. The increase in R&D expenses on the year-over-year and a sequential basis was due to a higher level of investment in long lead time components and project materials for some of the products we are developing and will be shipping to Hewlett-Packard.
Sales and marketing expenses for the first quarter of 2008 were $4.3 million compared to the Q1 ’07 figure of $3.9 million and $4.5 million for the fourth quarter of 2007. The slight increase in sales and marketing expenses for the first quarter of 2008 was due primarily to severance expenses related to employees in Netherlands office.
General and administrative expenses for the first quarter of 2008 was $3 million compared to $3.7 million in Q1 ’07 and $3.2 million in Q4 ’07. Included in the Q1 ’08, Q1 ’07 and Q4 ’07 G&A expenses were currency gains of 0.3 million, 0.2 million and $0.7 million respectively. The decrease in non-GAAP G&A expenses on a year-over-year basis was due primarily to a decrease in legal expenses and on a sequential basis the decrease is due to reduction in consulting fees. Excluding the reduction in revenue associated with the HP work, systems revenue from Sun contributed approximately 44% of our total net revenue for the first quarter of 2008 as compared to 76% in the first quarter of 2007 and 52% for the fourth quarter of 2007.
Revenue from NetApp contributed approximately 24% of our total net revenue for Q1 ’08 after excluding the reduction in revenue associated with the HP work as compared to 25% in the fourth quarter of 2007. The company recognized relatively insignificant revenues from NetApp in the first quarter of 2007.
Sales of our 2000 and 5000 Series product, which included sales to HP accounted for 25% of revenue in Q1 ’08 after excluding the reduction in revenue associated with the HP work, as compared to 14% for both Q1 ’07 and Q4 ’07. We expect to generate an increase in percentage of revenues from our non-Sun sources in 2008, which includes HP, NetApp and the nearly 40 other customers that we have won as a result of our innovative Series 2000 and 5000 products. Broken down by product and excluding the reduction in revenue item, SANnet II accounted for approximately 49% of revenue. NetApp JBOD products accounted for roughly 24%, the Series 2000 and 5000 products accounted for approximately 25% and all other products and services accounted for about 3% of net revenue for the first quarter of 2008.
Now let me briefly discussed the balance sheet. The company exited the first quarter of 2008 with cash and cash equivalents of $77.4 million with no outstanding debt. This compares to the Q4 ’07 balance of $82.4 million. The sequential decrease in cash and cash equivalents was due primarily to operating losses and increased working capital requirements associated with the creation of hub inventory for certain of our large OEM customers. This was partially offset by $3.8 million legal settlement gain. The Q1, ’08 cash and cash equivalent figures equate to approximately $1.68 per fully diluted share. As we have mentioned before we expect our inventory will continue to grow in the NetApp, HP and Fujitsu Siemens hub locations. And coupled with expected operating losses in Q2 cash levels are expected to decrease this quarter.
Let me now turn to guidance, for the second quarter of 2008 the company is targeting net revenue in the range of 66 to $70 million and a net loss in a range of 7 to $0.10 per fully diluted share on a non-GAAP basis, which excludes share-based compensation expense, foreign currency gains or losses, severance and restructuring expenses. The projected growth in revenue is primarily associated with an anticipated ramping in sales to one of our large OEM customers. In all we believe that Dot Hill has demonstrated solid execution in the first quarter of 2008, and though we have gained momentum going into Q2, the company continues to focus intently on returning to non-GAAP profitability on a quarterly basis later in 2008.
At this time I would like to turn the call over to Dana.
Dana W. Kammersgard, President & Chief Executive Officer

Thank you, Hanif, and hello, everyone. Since our Q4, ’07 earnings call which took place in mid March we’ve made significant progress on several fronts. At the time of that call we were right in the middle of ramp mode with regard to the launch of our first products for HP. You might recall that we signed our amended agreement with HP on January 4th, 2008 and then on February 6th, HP announced general availability of MSA 2000 product line starting in March.
As you might imagine it is extremely challenging to bring all of the materials in to support’such a large customer in such a short period of time. This aggressive product launch schedule of about 10 weeks is considerably shorter than any of our past customer launches. We spoke of the risk associated with the launch as we were concerned about fully meeting HP’s expectations due to supply chain constrains and parts shortages. But now less than 2 months after HP’s GA or General Availability we are successfully shipping product to them at their required demand levels.

I should note that all of this was accomplished while still meeting the product demands of our other customers. I am very proud of the Dot Hill team and all of their efforts and dedication which enabled the company to meet these aggressive launch schedules. As a result we have seen a strong ramp, but I must caution you that it is still too early to tell how things will continue to unfold with the HP forecast and production schedule.
Also during the first quarter, we continued our focus on revenue diversification. At this stage we have nearly 40 customers including HP and Fujitsu Siemens taking our R/Evolution products and sales of these product accounted for 25% of revenue for the quarter, which is a considerable improvement over the Q4 ’07 figure of 14%.
We’ve also begun to gain a bit of traction with the Series 5000 mid range product. While sales cycles are long there are over a dozen customers and prospects in various stages of evaluation and a few of our existing customers are already taking or have committed to taking the new product. The 5000 affords us opportunity in a new area of the market where customers are looking for higher performance, broader expandability and additional data management software features rather than primarily price benefits. We have had good reception in some of the vertical market segment such as virtual tape, video streaming and high performance computing. There has also been quite a bit of interest in terms of our data management services and other mid-range features.
Our Series 2000 is also doing well. Some of our customers are already purchasing or are now considering increasing the breadth of their product offerings to include our recently announced Series 2000 iSCSI and SAS versions, which we introduced in the last couple of quarters.
All-in-all, we are off to a good start this year but there is still a lot of work to do in getting the company to a profitable position on a non-GAAP basis later in 2008. In our last earnings call, we laid out the elements of our plan to return to profitability.
Let me remind you of some of the more salient aspects of this plan and provide you with a status update on each of our initiatives. First, we have set ourselves a goal of securing our position in the entry-level storage market. By wining HP, we have the potential to substantially increase our footprint in the entry level, which is the fastest growing market segment of the storage industry. We believe that if we can continue to execute well on delivering to this customer while expanding our product line in other OEM accounts, we will increase our market share and competitive position in this segment.
Second, we intend to pursue a meaningful share of mid-range market. We have begun our foray into this segment, but penetration will be slow and sale cycles will be long. Our near term intent is to have one or more of our larger OEM customers add the Series 5000 to their product line, which we believe will put us well on our way to penetrating this potentially margin rich market.
Third, we will continue to focus on organic development of our unified RAID architecture and data management services software. This year we planned to release a number of new products as part of our Assured DMS suite, HP and Fujitsu Siemens are all ready selling these data management services and we are working with them to increase software attach rates. Additionally we also recently launch the 2530, a SAS entry-level storage array, which is based on our R/Evolution architecture. And finally we will continue to develop alternative engagement models to serve a greater universe of customers.
With our R/Evolution architecture we can sell entire systems, [inaudible] arrays and/or controller only configurations thus widening our reach into the market. We continue to evaluate such intellectual property centric engagement models with current and prospective customers. There are some interesting opportunities that we are currently pursuing along these lines.

As Hanif has stated, our most important near term goal is a return to sustainable profitability. We believe our execution in Q1, ’08 has laid a solid foundation for the achieving this goal. While still early, we’re encouraged by the ramp up of volume at both NetApp and HP and so far the rate of decline at Sun continues to be slower that we projected. There is intense focus on cost of goods sold reduction and tight operating expense control. We continue to believe that the combination of top line growth and margin appreciation from our cost reduction efforts can yield a return to non-GAAP profitability later this year. However there is still a great deal of volatility and some really solid execution required to get there.
Operator, we will now open the call for questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instruction] Our first question comes from the line of Kaushik Roy with Pacific Growth. Please proceed with your question.
<Q — Kaushik Roy>: Congratulations again on Q1 and Q2 guidance. Can you give us any color on what your expectations are for HP for 2008 and 2009?
<A — Hanif Jamal>: Hi, Kaushik. This is Hanif here.
<Q — Kaushik Roy>: Hi, Hanif.
<A — Hanif Jamal>: We are not really in a position as you know to comment on, how big our relationship could be with HP. Clearly it’s very early in the ramp and it’s pretty early in the relationship. A lot of it will depend on how successful and how our current product line up is and how the MSA really competes in the marketplace. It’s really simply too early to know that right now. However, we are encouraged by the result we’ve seen so far.
<Q — Kaushik Roy>: Sure. I mean on gross margins seems like Q2 also your gross margins will be roughly 12% on a non-GAAP basis. So, can you give us any color what your gross margins for HP may look like maybe once it gets to a steady state and then when can we actually see the gross margin improve, is it Q3 or is it — could it be Q4?
<A — Hanif Jamal>: Okay. So, as I think we’ve stated in the past that there is a lot of factors that impact the margins of these products. Margins for the HP product right now are still the early going; they are typically going to be lower than the average margins we’re expecting on other RAID-based systems, Kaushik. It’s because we bid this to win the deal and margins will improve thereafter. As Dana has already mentioned in the call one of the benefits we have with our relationship with HP is that we can gain some negotiating leverage with some of our key suppliers to drive down component costs. Margins have the potential to appreciate as we leverage our volume as we drive down some of these costs and also as we increase our [inaudible] rate of our data management services and we’re able — and as we’re able to sell additional products that were not originally contemplated to HP. So it would be safe for us to say that we expect margins for HP to improve throughout the year. That they will be better than the margins we get from NetApp. It’s hard to tell where these margins are going to rest in the medium and long-term.
<Q — Kaushik Roy>: But can you quantify in anyway where, how we should model exiting 2008 or maybe 2009 can you give us a range that maybe could fall in that range?
<A — Hanif Jamal>: Yeah. Kaushik, it really is too early to tell at this stage. There’s just so many factors that can impact margin. Right now, we’re pretty short-term focused on trying to get to profitability this year. We’re focused on getting cost reductions, we’ve focused on trying to make sure that we execute in terms of production schedules for HP. We are focused on trying to grow our business in the Series 2 and 5000 arena. It’s just really too early to tell, there is just a lot of factors that can impact it going forward. I’ve enumerated some of them; it’s going to be how successful is DMS? Its going to be how, what is the product road map for HP? What other products are they going to take? It is really too early to predict that.
<Q — Kaushik Roy>: And then, on OpEx, do you need to hire more for the HP ramp or do you have enough people right now?
<A — Hanif Jamal>: I think for the most part, Kaushik, the OpEx investment for the HP ramps are relatively minimal, incrementally minimal.
<Q — Kaushik Roy>: Okay.

<A — Hanif Jamal>: At this stage, I don’t think we will be hiring, anything, any number that will be material — materially impact the OpEx numbers.
<Q — Kaushik Roy>: So you don’t expect OpEx to go up significantly over the next couple of quarters?
<A — Hanif Jamal>: No, we do not.
<Q — Kaushik Roy>: One last question and I’ll let you go. You mentioned that you have roughly maybe 40 other customers in the 2000 and the 5000 Series and HP and Fujitsu Siemens included, can you name some of the other top ones in that category?
<A — Hanif Jamal>: I will let Dana answer this one.
<A — Dana Kammersgard>: Hi, Kaushik.
<Q — Kaushik Roy>: Hi, Dana.
<A — Dana Kammersgard>: So I will give you some examples, we’ve got some fairly large companies such as a Motorola or an NEC that are taking the product and we have some start-up companies like SEPATON that are taking the product or DVS or Maximum Throughput as examples and we have some system integrators such as Raytheon and Lockheed that are taking the product; we have some distributors/system integrators such as Hammer, New Tech, CTi. There’s another one, I can’t remember, oh yeah, SYNNEX, that are taking the product as well. So that gives you a little sample that’s fairly widely distributed across a broad variety of company sizes as well as industries.
<Q — Kaushik Roy>: Okay. All right, thanks so much.
<A — Dana Kammersgard>: Thanks, Kaushik.
Operator: Thank you. Our next question comes for the line of Glenn Hanus with Needham. Please, proceed with the question.
<Q — Glenn Hanus>: Good afternoon. Could you talk a little bit more about it seems your last quarter you really weren’t able to give a forecast to return to profitability by the — I guess you’re saying now — the end of the year. What are sort of the key things that have changed in your visibility over the last quarter to say, okay, now we think we can get there?
<A — Dana Kammersgard>: Let me take the crack at that, Glenn. This is Dana. As I indicated in the prepared remarks, we were right in the middle of launch with HP, staring at a lot, a pretty significant forecast and a lot of parts shortages simply because, we got our first forecast from them on January 11th and they wanted to GA the product in the middle of March. So, as you can imagine there was a significant uptick in our forecast, in our overall forecast that we bake into the quarter. And that resulted in quite a bit of supply chain expediting, supply chain shortages et cetera.
Well, we’re really pleased with the performance on execution with respect to that and we managed to get over that first hump of the ramp and are now delivering the product to HP as I indicated that meets their delivery requirements. So that was a fairly large hurdle to get over in Q1 and the team really executed well. So with that behind us it’s kind of the first big wave if you will. With that behind us we have a much clearer path because the product is now shipping in volume. We believe their customers are pretty pleased with it, fairly excited by it and we’ve got a little bit easier road ahead of us, not to say that’s it is easy, not to say that there isn’t a lot of solid execution still required, but getting over that first hill or mountain really was a really important milestone for us.

<Q — Glenn Hanus>: Okay. So it’s really tied the HP supply and all that — so where— is that being manufactured or where is that being manufactured?
<A — Dana Kammersgard>: It’s really tied to execution on a very aggressive program as much as anything and of course good execution gives us the opportunity for the potential for increased volume that’s being manufactured in MiTAC in Shunde, China.
<Q — Glenn Hanus>: Okay. So last time we talked you said gross margins overall would be flat year-to-year, now are you, you said a down tick, flat to down in Q2 and then some improvement I gather, so overall are you still saying flat year-to-year or now maybe a little better year-to-year?
<A — Dana Kammersgard>: I think that this — Glenn, this is Hanif, how are you doing?
<Q — Glenn Hanus>: Good. Thanks.
<A — Hanif Jamal>: Certainly, we’re expecting flat to slight maybe a very slight downtick in Q2 here. It’s very hard to tell where the margins are going to settle. We expect it to go up Q3 and Q4 from what we know right now probably. Where do we end up at the end of the year? Flat to last year maybe slightly above last year, but there’s not going to be a significant change. They are not going to go from the 12% range to the 20% or the 25% range.
<Q — Glenn Hanus>: Sure.
<A — Hanif Jamal>: In that short period of time.
<Q — Glenn Hanus>: And it looks like Sun came in maybe a hair better than I had modeled, how are you feeling about the Sun rate of decline and all that?
<A — Dana Kammersgard>: So far so good. We have reported a couple, three quarters now where the revenue has been greater than we had projected. This is their end of fiscal, as you know and the demand is still there. They have not publicly announced any of the life for the products that we are currently shipping to them. So we are pleasantly surprised and hopefully we will continue to be pleasantly surprised.
<Q — Glenn Hanus>: Are you thinking that HP has the potential to become what Sun did a few years ago or little bit less?
<A — Dana Kammersgard>: In what sense, Glenn?
<Q — Glenn Hanus>: Revenues.
<A — Dana Kammersgard>: You might recall that we are doing driveless to HP, whereas we ship whole systems with drives to Sun.
<Q — Glenn Hanus>: Okay.
<A — Dana Kammersgard>: So it’s not really a fair comparison between the two on a revenue basis, but we are very excited about the program. We are very excited with the early indicators from a ramp standpoint. Still a little too early to tell as we try and remind everybody but so far, so good.
<Q — Glenn Hanus>: How about on the NetApp ramp, let’s see, that was sort of flattish with what you did in the December ‘07 quarter, which was a steep ramp in that quarter and so it’s not surprising you would have had a pause quarter here and then should we expect that to sort of reaccelerate now in the next couple of quarters.

<A — Dana Kammersgard>: Like I said, the last time, Q1 was our first quarter — our first full quarter for volume shipments to NetApp and represented not even a full quarter obviously with HP, since they did a GA in March but there may have been some channel priming or channel prep going on in the fourth quarter of ‘07 with respect to NetApp. We do believe that the ramp will continue to grow that the revenue numbers will continue to grow. It’s again a little too early to say what the slope of that is. And we’ve got that data point of one that I talked about last quarter for NetApp; this quarter we will have data point of one for HP. So we will begin to be able to project the slopes when we talk again the next quarter.
<Q — Glenn Hanus>: Okay. Thank you.
Operator: Thank you. Our next question comes from the line of Clay Sumner with FBR. Please proceed with your question.
<Q — Clay Sumner>: Thanks, and congratulation everybody on execution so far. Just a question about inventory, obviously up strongly, was it driven more by the NetApp ramp or the HP ramp or [inaudible]
<A — Hanif Jamal>: Hey Clay, how you’re doing.
<Q — Clay Sumner>: Doing well, thank you.
<A — Hanif Jamal>: It was driven by a bit of both HP and NetApp.
<Q — Clay Sumner>: Okay. And then you know you talked, Hanif, about R&D being up a little bit, I think as you said you were working on some new products. Is that the R&D level of — what was it — 7.6 million, does that kind of persist for a while or was that kind of a one-time thing that you expect to drop back down?
<A — Hanif Jamal>: As I had indicated in my prepared comments, the increase in the R&D level was really due to sort of the HP program. Some of it was the purchase of long lead time components and for project materials for HP. So I certainly don’t see R&D expenses going up. If anything, they may come down slightly next quarter or this current quarter in Q2.
<Q — Clay Sumner>: Okay. You guys also talked about a lot of expedite fees to get over hump or the mountain. At this point, can you get by without the expedite fees or is that just going to be a fact of life?
<A — Dana Kammersgard>: That’s a good question, Clay. We did a really good job I think of managing the amount of expedites and variances in Q1. We think we can continue to control those going forward. And every time we launch a new product, be it for HP or for any other customer, there is the potential for expedites, variances and overtime, and it depends as much as anything on forecast accuracy as anything else, and how much time we have to execute on the ramp. In Q1, we didn’t have a whole lot of time at all, and we did a good job, as I indicated, on the variances. I think we will be able to manage those throughout the course of the rest of the year.
<Q — Clay Sumner>: And does most of that fall into the COGS category or the OpEx category?
<A — Hanif Jamal>: Most of the expedite fees will fall into the COGS category.
<Q — Clay Sumner>: Okay. So it’s fair to probably assume that maybe some of this can — the uncertainty you’re talking about in gross margin improvement, I would assume you were forecasting in a healthy dose with some of those expedite fees, so potentially, there is a source of upside if things work out smoothly?

<A — Hanif Jamal>: Yes, there is.
<Q — Clay Sumner>: Okay. And then on — HP has told the field and the customers, the MSA, the old 1000 Series and 1500 is no longer going to be available after this month. You’re saying it’s still a little bit early to tell how this is going to ramp. It seems like there is upside potential in that as well, in that forecast. Just curious, if there is upside potential in this forecast, does that deliver gross margin upside potential?
<A — Dana Kammersgard>: We can’t comment on the MSA1000 and the life obviously, Clay. And the ramp associated with the MSA2000 is a function of their forecast accuracy, which we have little experience with, and a function of how well the product is received in the early going. From what we hear, it’s being received very well. And so, I really can’t comment on whether or not there is upside or not. If there is upside, certainly it brings upside from a gross margin dollar point of view to the company as well.
<Q — Clay Sumner>: Okay. And then Dana, you talked about software, you said — I think you said HP, Fujitsu are currently selling your software suite, but I didn’t understand did you say you’ll be adding new features to that suite?
<A — Dana Kammersgard>: Well, we are always adding new features. What I actually said was, that we expect to deliver incremental data management services products later this year. And each of those products we anticipate will be able to be licensed and sold through our OEMs into the installed base that they are created and so the real key here — and we talked about this in the past although perhaps not recently. From a strategic point of view, what we’re trying to do is grow a large installed base of our RAID footprint, on to which and into which we can sell through data management services, which are very margin appreciating as you might imagine. They’re for intents and purposes, 100% product margin to us.
So, the more data management serve — the larger the RAID footprint we can create the more data management services we can sell, the faster our margin appreciates. So having a win at HP for our RAID technology really, really important and a very, very strong step along the way towards creating a large field footprint for RAID. So, both are now taking our assured SNAP and our assured copy. They have licensing options for those with their customers; we’re working to increase the attach rate for both. And I would be hopeful to think that they’ll sell the other products as they come along, examples of stuff that we’re working on include [inaudible], remote snapshot through application, greater counts of snapshots that we can turn into CDP like capability and a little further down the line, things like PIN provisioning and virtualization.
<Q — Clay Sumner>: Okay. And then last one just to you help us measure the progress on that software attach rate and can you gives us any parameters as what you guys expect in terms of software attach rate or what HP might be guiding to so that we can judge whether or not that’s coming in better or worst than expected?
<A — Dana Kammersgard>: Well that’s a great question for next quarter if you don’t mind, Clay. It’s just a little to early to tell. We need at least a full quarters worth of experience particularly with HP before we know what kind attach rates to expect.
<Q — Clay Sumner>: Okay. So far so good. Thanks.
<A — Dana Kammersgard>: Thank you.
Operator: [Operator Instructions] Our next comes from the line of David Cahill with RBC Capital. Please proceed with our question.

<Q — David Cahill>: Hi, guys. Good quarter. I just have a few questions. HP maybe you don’t know how much that gets to over time as a percentage of revenue, but perhaps you can tell us when you expect it to be greater than a 10% contributor? Is that something that in the coming quarter, or is the ramp more gradual than that? And then also related to HP, what is the expected or what do you seeing in terms of ASPs for that product at this point of time?
<A — Hanif Jamal>: Hi, Dave. Hanif, here. How you’re doing? I will take the first part of that question and I will let Dana answer the second one. Certainly, we would expect, from what we know right now and what we can see and clearly a part of the increased revenue from a guidance perspective is due to the HP ramp and we would expect that HP in this quarter to be more than 10% of our total revenues.
<Q — David Cahill>: Okay. Thank you.
<A — Dana Kammersgard>: And with respect to the ASP, it ranges is depending on the product. These are driveless systems. I think a fair and intentionally broad ASP, David, is maybe 25 to 3500 something in that range.
<Q — David Cahill>: Is that — so that’s not including, so the HP end ASP, though if you build in the drive cost so what does that look like?
<A — Dana Kammersgard>: Their ASP out into the field.
<Q — David Cahill>: Yes.
<A — Dana Kammersgard>: Yeah, I’d be really taking a guess on that to be honest with you. I don’t know that I should even hazard a guess to be honest with you, maybe 8000 to 18,000 again an intentionally broad range.
<Q — David Cahill>: Yeah. Okay. With respect to Sun, certainly that seems to have helped not declining as fast as you may have thought when do you expect that to normalize or stabilize and in what level of revenues does it stabilize at? Or is that just continuing declining down to zero over time?
<A — Dana Kammersgard>: I don’t think it’s going to decline zero any time soon. We’ve done a pretty poor job of estimating the rate of decline in the past. I don’t know that we’re going to get any better going forward but there is 150, 160,000 units in the field. They are all coming off of warranty. Gradually we expect that our service warranties, our service revenues, our out of warranty revenues will incline and therefore I don’t think it ever goes to zero. What is the equilibrium point? Honestly I couldn’t give you any better number than I, then last quarter when you or somebody else asked the same question. We’re just going to have to wait and see. But, as we’ve indicated now for two or three quarters in a row, the slope is gentler or shallower than we had expected. And hopefully, we will continue to be surprised by that.
<Q — David Cahill>: Okay. Last question, with the 5000, your top four OEMs, HP, Sun, NetApp or if we just do, I mean maybe not top in percentage of revenue but certainly in logo, any of those guys taking the 5000 or evaluating, contemplating or selling today?
<A — Dana Kammersgard>: Yes.
<Q — David Cahill>: Could be a material contributor to revenue there or are they just more evaluating them?
<A — Dana Kammersgard>: Right now, we’re in the early stages. We’re talking evaluation at this point.

<Q — David Cahill>: Okay, all right. Thank you, guys. Good quarter.
<A — Hanif Jamal>: Thanks David.
<A — Dana Kammersgard>: Thank you.
Operator: Thank you. Our next question comes from the line of Michael Brown with ICM. Please proceed with your question.
<Q>: Hello, Dana, Hanif and Kirsten. Good job on the quarter.
<A — Dana Kammersgard>: Hi, Mike.
<A — Hanif Jamal>: Hi, Mike.
<Q>: Just a couple of quick questions. You’ve talked over the past several quarters about the manufacturing and MiTAC being low cost and this quarter we’ve had expedite fees that have increased cost of goods sold. So that’s an opportunity to get the HP program margin expansion, are there any other things that are out there that are available to help with gross margins?
<A — Dana Kammersgard>: Yeah there is a lot of things Mike and this is an area that we are intensely focused on. It ranges from — let’s separate it first of all into cost reduction opportunities and margin enhancement opportunities. I’ll focus on the cost reduction side first. Cost reduction side we’ve got volumes that are driving our cost down; we have several, maybe as many as 8 to 12 various value engineering programs going on, that will get cut in over the course in the next few quarters. And we have our transformation rates as well that we can negotiate down on the basis of increased volume. So all in all, we’ve got five different- There is a five pronged approach to cost reductions from cost of components, to packaging redesign and freight logistics, to value engineering and other things. And we’ve got a strong team working on that stuff, all in and as I’ve indicated a very intense focus.
On the flip side — on the effectively increasing pricing or margin appreciation side. As I indicated, we’re working to increase the attach rate of our data management services through both of our two largest OEMs for the Series 2000 and 5000 products. Let me back up. Series 2000 products. And as we add additional programs or additional products into not only those two but all of our OEMs, we have the ability to go in at higher margins because we’re not competing against anybody to win that business. So, when you, first get into an account, you’re generally competing against the, could be internal competition, could be Xyratex or whoever. And so, you end up bidding competitively. Once we win and execute well, we can add new products with higher margins in general, because we’re not having to bid competitively. So we’re working on a number of fronts both in terms of margin depreciation as well as in terms of cost reduction and there’s quite a few opportunities that we’re currently executing on.
<Q>: Okay. And specifically to the expedite fees on some of the long lead time components. Off the top of your head, do you have idea what standard lead times are for those components?
<A — Dana Kammersgard>: We have a precise idea of lead times for all of our components. They range from off the shelf commodity-type stuff, which we can get in days to a couple weeks to much more customs stock that can take — that can take as much as 18 to 20, to 24 weeks.
<Q>: Okay. So we — if everything, all the moving parts that Hanif described earlier fall exactly, perfectly. We couldn’t really expect to reach steady state until at the very minimum 18 to 24 weeks?

<A — Dana Kammersgard>: No. We work really hard to bring our — as I indicated in the prepared remarks, we work very hard to prime the pump as it were.
<Q>: Okay.
<A — Dana Kammersgard>: Priming the pump didn’t just include getting enough product in a 10 week timeframe to meet HPs and our other customers’ initial demand. It meant bringing in the product also that we can deliver with predictability and good assurance of supply on an ongoing basis.
<Q>: Okay. So you got orders at standard lead time for some of things.
<A — Dana Kammersgard>: Yes, absolutely.
<Q>: Okay, great. And then one last one and I think this is probably for Hanif. But I want to connect the few thoughts that have been mentioned in some of questions earlier. You talked about R&D being up because of expedite fees for the HP program and my understanding is that if those expenses hit R&D that is related to new product development. So does that mean you’ve got another product line with HP that you are developing that they want quickly.
<A — Dana Kammersgard>: Let me take that one, Hanif. If you don’t mind. We didn’t specifically say expedite fees, Mike we said long lead time purchases and project materials.
<Q>: Okay.
<A — Dana Kammersgard>: Just to be accurate and I’ll leave it up to you to draw conclusions as to what that may mean going forward.
<Q>: Okay. That’s fair enough. All right. Good job on the quarter. Thanks, guys.
<A — Dana Kammersgard>: Thanks Mike.
Operator: Thank you. There are no further questions at this time. I would like to turn the call back over to management for closing comments.
Dana W. Kammersgard, President & Chief Executive Officer

Thanks for joining us on the call, folks. I would like to again thank the Dot Hill team for very solid execution in Q1. We look forward to meeting with you again at the end of our Q2, the next earnings call. And I will see you then. Thank you.
Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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